As filed with the Securities and Exchange Commission on November
                            17, 1999
                                  Registration no.  333-_______



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    ________________________

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                    ________________________

                BINDLEY WESTERN INDUSTRIES, INC.
     (Exact name of Registrant as specified in its charter)

           INDIANA                              84-0601662
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)
Identification Number)

                        8909 PURDUE ROAD
                  INDIANAPOLIS, INDIANA  46268
                         (317) 704-4000
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                    ________________________

                       WILLIAM E. BINDLEY
                    CHAIRMAN OF THE BOARD AND
                     CHIEF EXECUTIVE OFFICER
                BINDLEY WESTERN INDUSTRIES, INC.
                        8909 PURDUE ROAD
                  INDIANAPOLIS, INDIANA  46268
                         (317) 704-4000
    (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
                     _______________________

                           COPIES TO:
                       JAMES A. ASCHLEMAN
                         BAKER & DANIELS
                           SUITE 2700
                    300 NORTH MERIDIAN STREET
                INDIANAPOLIS, INDIANA  46204-1782
                         (317) 237-0300
                    ________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      As soon as is practicable after the effective date of
                  this registration statement.
                    ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. <square>

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. <checked-box>

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square>

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square>

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. <square>

                 CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS  AMOUNT TO PROPOSED  PROPOSED     AMOUNT OF
 OF SECURITIES TO BE     BE      MAXIMUM   MAXIMUM   REGISTRATION
     REGISTERED      REGISTERED           AGGREGATE       FEE
                                OFFERING  OFFERING
                                  PRICE   PRICE{ (1)}
                                PER UNIT
                                   {(1)}
Common Stock,        2,498,579  $14.8438 $37,088,407 $10,310.58
$0.01 par value

{(1) } Estimated solely for purposes of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low sales prices of the Common Stock as reported by the New York Stock Exchange on November 12, 1999, which was $14.8438 per share.


                     _______________________

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is not complete, and may be changed. This prospectus is included in a registration statement that has been filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          SUBJECT TO COMPLETION DATED NOVEMBER 17, 1999



PROSPECTUS              2,498,579 SHARES


                BINDLEY WESTERN INDUSTRIES, INC.


                          COMMON STOCK
                         ______________

                BINDLEY WESTERN INDUSTRIES, INC.
                        8909 PURDUE ROAD
                  INDIANAPOLIS, INDIANA  46268
                         (317) 704-4000
                        ________________

   This prospectus covers the resale of up to 2,498,579 shares of our common stock.

   Our common stock trades on the New York Stock Exchange under the symbol "BDY." On November 16, 1999, the last sale price of our common stock as reported by the New York Stock Exchange was $14.75 per share.

   The stockholders named in this prospectus or their pledgees, donees, transferees or other successors in interest are offering these shares for sale. Any or all of these shares may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. We will receive none of the proceeds of the sale of these shares.

   INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.  SEE
"RISK FACTORS" BEGINNING ON PAGE 7.

                       __________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ___________________

        The date of this prospectus is _______ __, 1999.

          You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                        TABLE OF CONTENTS
                                                           PAGE

        FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE      3

        WHO WE ARE                                           3

        RISK FACTORS                                         7

        USE OF PROCEEDS                                     10

        SELLING STOCKHOLDERS                                10

        PLAN OF DISTRIBUTION                                11

        LEGAL MATTERS                                       13

        EXPERTS                                             13

        WHERE YOU CAN FIND MORE INFORMATION                 14



        References in this prospectus to "we," "us," "our" and "Bindley Western" refer to Bindley Western Industries, Inc. and its subsidiaries, unless the context requires otherwise.

         FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

          This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.


                           WHO WE ARE

OVERVIEW

          Bindley Western Industries, Inc. is the fifth largest distributor of pharmaceuticals and related products in the United States. We sell ethical (prescription) pharmaceuticals, health and beauty care products, and homecare merchandise to chain drug companies that operate their own warehouses as well as independent drug stores, hospitals, clinics, HMOs and other managed care providers. We operate from 17 distribution centers in 14 states, serving customers located throughout the United States and in U.S. military facilities in Europe.

          Bindley Western has experienced significant growth with net sales increasing from $4.0 billion in 1994 to $7.6 billion in 1998. During the same period, our net earnings before unusual items increased from $14.7 million in 1994 to $33.4 million in 1998. Our growth has resulted from acquisitions, expansion into new geographic areas and increased market share.

          On August 31, 1999, we acquired Central Pharmacy Services, Inc., which operates nuclear pharmacies. See "Acquisition of Central Pharmacy" below for a description of its business. The descriptions of the businesses and revenues of Bindley Western and Central Pharmacy are discussed separately in this prospectus because of the recent nature of this acquisition.


CUSTOMERS AND MARKETS

          We categorize our Bindley Western sales as either "brokerage sales" or "from stock sales." Brokerage sales are made to the chain warehouse market and from stock sales are made directly from our inventory to both the chain warehouse and direct store delivery markets.

          DIRECT STORE DELIVERY MARKET. We provide direct store delivery service to independent drug stores, non-warehouse chain drug stores, hospitals, clinics, HMOs, state and federal agencies and other health care providers. These customers generally purchase less than full-case lots on a daily basis when they need a particular item. While smaller in quantity, these sales typically generate higher margins than sales to warehouse customers. Shipments to direct store customers are delivered on a daily basis by our vehicles or by carriers.

          Our direct store delivery business has experienced significant growth. Since 1987, direct store delivery sales increased from $171 million to $3.9 billion in 1998, a compound annual growth rate of 33%. Direct store delivery sales as a percentage of Bindley Western's net sales increased from approximately 16% to approximately 51% during that period. During 1998, no single direct store delivery customer accounted for 10% or more of our total net sales.

          CHAIN WAREHOUSE MARKET. Chain warehouse customers purchase in full-case lots for redistribution to individual retail outlets. Approximately 49% of Bindley Western's net sales in 1998 were to chain drug warehouse customers. At December 31, 1998, our largest chain drug customers and the approximate period of time they had done business with us were: Eckerd Corporation (26 years); Peyton (9 years); and CVS (29 years). The following chain drug warehouse customers each accounted for over 10% of net sales during the years shown: Eckerd Corporation (18%) and CVS (17%) in 1998; CVS (22%), Rite Aid Corporation (18%) and Eckerd Corporation (16%) in 1997; and Eckerd Corporation (17%), Rite Aid Corporation (14%) and Revco D.S., Inc. (12%) in 1996. Net sales to these customers aggregated 35% of net sales for 1998, 56% of net sales for 1997 and 43% of net sales for 1996.

          By using us as a primary source of pharmaceuticals, a chain drug customer can centralize its purchasing functions, exercise better inventory control, maintain better security and reduce handling costs. Inventory control and security are particularly important to these customers because of the relatively high dollar value of pharmaceuticals in relation to their physical size. In addition, we offer chain drug customers systems and procedures that we have developed to facilitate compliance with the recordkeeping and physical security requirements of the Controlled Substances Act of 1970 and the Prescription Drug Marketing Act of 1987. Additionally, we offer software to these customers which permits direct communication between our computers and theirs.

          We have, from time to time, entered into written understandings with some chain warehouse customers setting forth various terms and conditions of sale. Generally, we do not have any long-term contracts with our major customers and the relationship is terminable at will by either party. The loss of any one of our major chain warehouse customers could have a material adverse effect on our operations. During the second quarter of 1998, Rite Aid informed us that it had signed a supply agreement with another wholesaler that became effective in May 1998. In 1997, Rite Aid accounted for 18% of our net sales. Sales to Rite Aid were predominantly to their warehouses. The loss of this customer has not had a material adverse impact on our operations.

          The key components of our business strategy are to:

               -- Increase our sales from stock sales, which
                  are sales from inventory, to at least 60% of total sales by emphasizing retail and managed care sales over brokerage sales;

               -- Derive revenues from businesses that have
                  higher net margin contributions by offering our customers products from our trading company, 1st Choice for Value, generic drug and home healthcare programs;

               -- Maintain our disciplined approach to cost
                  control such that we will continue to be the lowest cost provider in our industry;

               -- Create a national distribution network by
                  investing in new facilities to serve our customers on a next day basis;

               -- Continue to invest in information
                  technology to enhance our order processing, inventory management, and information management systems;

               -- Aggressively pursue accretive acquisitions
                  and, where appropriate, cross-marketing
                  opportunities afforded by these acquisitions;
                  and

               -- Operate our business in an ethical and
                  compliant manner.

          We are incorporated under the laws of the State of Indiana. Our principal executive offices are located at 8909 Purdue Road, Indianapolis, Indiana 46268 and our telephone number at that address is (317) 704-4000. We maintain a website with the address www.bindley.com. None of the content of our website is a part of this prospectus.


ACQUISITION OF CENTRAL PHARMACY

          On August 31, 1999, we acquired Central Pharmacy Services, Inc. through a merger in which Central Pharmacy became a wholly owned subsidiary of ours. We issued approximately 2.9 million shares of our common stock in connection with the acquisition, along with options to purchase approximately 300,000 shares of our common stock in exchange for previously outstanding Central Pharmacy options. We are accounting for the acquisition of Central Pharmacy as a pooling of interests. Headquartered in Atlanta, Georgia, Central Pharmacy operates centralized nuclear pharmacies that prepare and deliver radiopharmaceuticals for use in nuclear imaging procedures in hospitals and clinics. Central Pharmacy operates 28 specialized pharmacies located in 13 states. Central Pharmacy's revenues increased from $4.4 million in 1993 to $32.9 million in 1998, an average annual compound growth rate of 49%.

          GENERAL. Central Pharmacy operates centralized nuclear pharmacies that prepare and deliver unit dose radiopharmaceuticals for use in nuclear imaging procedures in hospitals and clinics. Nuclear medicine uses small amounts of radioactive material for the safe diagnosis, treatment and monitoring of disease. In nuclear imaging procedures, a special camera scans a patient who has swallowed, inhaled or been injected with a diluted radiopharmaceutical compound that emits radiotracers. The special camera is able to detect the radiotracer emissions from the compound. The compounds are usually specific to a particular organ in which they concentrate and help the reader of the scan detect irregularities in organ tissue for the identification of cancer or other diseases.
Common types of scans include heart, bone, liver, renal, lung and brain scans. Nuclear imaging is a way to gather medical information that may otherwise be unavailable, that may otherwise require invasive surgery or that otherwise would have necessitated more expensive diagnostic tests.

          Hospitals and clinics that perform diagnostic imaging procedures have two means of acquiring the radiopharmaceuticals: they can buy directly from manufacturers in bulk and perform the compounding and unit dosing themselves, or they can purchase from centralized nuclear pharmacies principally in unit dose form.

          In addition to its core radiopharmaceutical compounding, dispensing and distribution services, Central Pharmacy has recently expanded its service offerings with its NuScan Services division. NuScan provides nuclear medicine imaging department outsourcing services to hospital clients. The hospital provides the space for the imaging department, while the radiopharmaceuticals, equipment, personnel, scheduling and management are all controlled by NuScan. NuScan charges the hospital on a fee-per-scan basis, which effectively switches the department from a fixed to a variable cost.

          GROWTH STRATEGY. Central Pharmacy's strategy is to provide nuclear pharmacy services in mid-size cities, which are located in secondary or tertiary markets. Secondary markets are generally large enough to support two competitors and tertiary markets are those that historically have not received local unit dose pharmacy services. In 10 markets in which Central Pharmacy operates nuclear pharmacies, it is the sole provider of unit dose radiopharmaceuticals.

          Central Pharmacy's base business plan calls for opening four to five "greenfield" nuclear pharmacies during the year 2000. These new pharmacies would be situated in secondary and tertiary markets and would serve as a platform for efficient service to hospitals which are members of the Novation or Premier group purchasing organizations. Additionally, Bindley Western is in a position to finance the strategic acquisition of existing Nuclear Pharmacies, of which there are currently about 75 throughout the U.S. By combining a well-managed operating model with autonomy granted to local pharmacy managers, Central Pharmacy's management believes that these kinds of acquisitions would appeal to individually-owned pharmacies which find it difficult to compete in the increasingly competitive, group purchasing organization-driven health care environment.

          In addition to increasing its existing base of 28 nuclear pharmacies, Central Pharmacy is in a position to dispense several newly anticipated radiopharmceutical products that have broad diagnostic capabilities. Central Pharmacy's management believes that these and other new products should generate new sales by replacing a non-nuclear imaging diagnostic procedure with one that employs a radiopharmaceutical product offering containing higher sensitivity and specificity than current modalities.

          CUSTOMERS. Central Pharmacy actively serves two customer segments: hospitals and outpatient clinics. Each type of customer segment receives product deliveries through the same network, but there are differences in the frequency and types of doses, the number and timing of deliveries and the method of purchasing. Central Pharmacy's approximately 350 hospital customers generate approximately two-thirds of Central Pharmacy's revenue. Over the past several years, the hospital industry has undergone significant consolidation. The hospitals that have not participated in this trend have aggregated purchasing clout thorough group purchasing associations. Central Pharmacy has only been able to participate in bidding on these accounts in partnership with other nuclear pharmacy providers, due to the mismatch between the broad national coverage of the group purchasing organizations and hospital consolidators and the focused, regional coverage of Central Pharmacy. Central Pharmacy's clinic customer segment numbers approximately 115. Clinic customers differ from hospitals in their price sensitivity, product focus and timing of deliveries. While clinic customers are very price sensitive due to reimbursement concerns, they tend to order exclusively the higher margin cardiology products on a regular basis, which produces attractive margins for Central Pharmacy. However, due to their outpatient population, clinics do not require emergency deliveries, which produce lower margins for Central Pharmacy due to the small quantity of orders.

          Central Pharmacy has been able to partner with two radiopharmaceutical manufacturers to advance its position with group purchasing organizations. Mallinckrodt Medical, Inc. has a contract that lasts through June 2004 with Premier Purchasing Partners, L.P., the largest hospital group purchasing organization in the United States representing approximately 30% of hospitals, in which Mallinckrodt is the exclusive distributor of nuclear medicine products to Premier members. Central Pharmacy has a parallel agreement with Mallinckrodt in which Central Pharmacy is the exclusive service representative for these Premier accounts in specific geographic areas. Central Pharmacy's ability to sign new contracts with Premier customers under this arrangement is strong, but not automatic. Each contract must be enrolled individually at the time the contract is up for renewal and renegotiation, and therefore requires significant joint sales efforts by the local Central Pharmacy managers and the local Mallinckrodt and Premier representatives.

          Similarly, Nycomed/Amersham has a contract that lasts through 2001 with Novation LLC, a group purchasing organization that represents approximately 30% of all United States hospitals, in which Nycomed/Amersham is the exclusive distributor of nuclear medicine products to Novation members. Central Pharmacy has a parallel agreement with Nycomed/Amersham to be the exclusive service representative for these Novation accounts in specific geographic areas. The Novation contract is very similar to the Premier contract in the manner of attaining customers.

          SUPPLIERS. Although supplier contracts are negotiated centrally, each of Central Pharmacy's pharmacy managers has the discretion to order from suppliers based on local market demand for products and delivery availability from suppliers. However, in the aggregate, the largest suppliers to Central Pharmacy are Nycomed/Amersham, Mallinckrodt Medical, Inc. and DuPont. These top three suppliers accounted for 74% of total Central Pharmacy purchases in 1997 and 79% of total purchases in 1998.

                          RISK FACTORS

          INVESTING IN OUR COMMON STOCK INVOLVES RISKS. THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THESE RISKS. THE ORDER IN WHICH THESE RISKS ARE LISTED DOES NOT NECESSARILY INDICATE THEIR RELATIVE PRIORITY. YOU SHOULD CAREFULLY CONSIDER THESE RISKS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.


INTENSE COMPETITION MAY ERODE OUR PROFIT MARGINS.

          The wholesale distribution of pharmaceuticals and related health care products is highly competitive. We compete with:

          -- National wholesale distributors of
             pharmaceuticals, such as AmeriSource Health
             Corporation, Bergen Brunswig Corporation, Cardinal
             Health, Inc., and McKessonHBOC Corporation;

          -- Regional and local distributors of
             pharmaceuticals;

          -- Chain drug warehouses that purchase
             pharmaceuticals directly from the manufacturers;

          -- Direct-selling manufacturers; and

          -- Other specialty distributors.

          Some of our competitors have greater financial resources and geographic coverage than we have.


OUR INDUSTRY IS SUBJECT TO MARGIN PRESSURES.

          Like other wholesale drug distributors in our industry, our gross margins are small. As a result, we are vulnerable to increases in our fixed operating costs and decreases in our net sales, which could result from a reduction in industry-wide price inflation, customer losses or governmental regulation such as imposed price controls. In addition, a cessation or substantial decrease in the supply of pharmaceutical products could have a material adverse effect on our business, financial condition or results of operations.


THE LOSS OF ANY MAJOR CHAIN DRUG CUSTOMER COULD ADVERSELY AFFECT
OUR BUSINESS.

          Approximately 49% of our net sales in 1998 were to chain drug warehouse customers. Two chain drug warehouse customers each accounted for more than 15% of our net sales in 1998. Although we lost a major chain drug warehouse customer in 1998 and did not experience a material adverse effect in our business in that year, the loss of either of our major chain drug warehouse customers would be likely to have an adverse impact on our business.


OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL, WHICH COULD CAUSE
OUR BUSINESS AND FUTURE GROWTH PROSPECTS TO SUFFER.

          We have built our current business in part through acquisitions and we expect to pursue acquisitions of complementary businesses in the future. Acquisitions involve many risks, including:

          -- difficulties in identifying suitable
             acquisition candidates and in negotiating and consummating acquisitions on terms attractive to us;

          -- difficulties in the assimilation of the operations of the acquired company;

          -- the diversion of management's attention from other business concerns;

          -- risks of entering new geographic or product markets in which we have limited or no direct prior experience;

          -- the potential loss of key employees of the acquired company; and

          -- the assumption of undisclosed liabilities.

          In addition to the above risks, future acquisitions may result in dilution of earnings and the amortization or write-off of goodwill and tangible assets, either of which could have a material adverse effect on our business, financial condition or results of operations.


OUR CONTINUED SUCCESS COULD BE ADVERSELY AFFECTED IF WE ARE
UNABLE TO ADAPT TO CHANGES IN THE HEALTHCARE INDUSTRY.

          In recent years, the healthcare industry has experienced significant change driven by efforts to reduce costs and improve standards of care. These efforts include potential national healthcare reform, trends toward managed care, purchasing groups and pharmacy benefit managers, cuts in Medicare and Medicaid and horizontal and vertical consolidation within the healthcare industry. Our inability to react effectively to these and other changes in the healthcare industry or the inability of our customers or suppliers to react effectively to these and other changes could adversely affect our business, financial condition, results of operations or cash flows.


WE DEPEND ON KEY EMPLOYEES AND THE LOSS OF A KEY EMPLOYEE COULD
ADVERSELY AFFECT OUR BUSINESS.

          Our future performance will depend, in part, on the efforts and abilities of our key employees, including our executive officers. The loss of the services of any of them could have an adverse effect on our business. We have no employment contracts with our executive officers.


YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS.

          The year 2000 will pose a unique challenge to industries that rely on information technology. Because of the methods used by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. This problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to function. We and other companies in the same business are vulnerable to this problem because of our dependence on distribution and communications systems.

          Our Daily Sales System, which controls ordering, pricing, inventory control and shipping, was designed to be, and is being tested to determine if it is, year 2000 compliant. We believe that the costs required to bring our systems into compliance have not had and will not have a material adverse effect on us. However, the year 2000 problem is widespread and complex and can affect any computer process. As a result, we cannot guarantee that the year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results. In addition, the failure of our key third party service providers, customers, suppliers or third party payors to adequately address their year 2000 issues could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

          Because of the uncertainties surrounding the year 2000, there is a concern that consumers of pharmaceutical products will begin to stockpile their prescription drugs during late 1999 through early 2000. Even though the industry is attempting to address these concerns, a significant amount of stockpiling by consumers could result in a temporary disruption of our ability to service our customers due to shortages of pharmaceutical products from the manufacturers. As a result, we will be increasing our inventory of pharmaceutical products during the third and fourth quarters of 1999. Stockpiling by consumers of pharmaceutical products in the fourth quarter of 1999 could adversely affect our sales in the first quarter of 2000.


OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE EFFECTIVE CONTROL OVER
ANY MATTER SUBMITTED TO A VOTE OF OUR STOCKHOLDERS.

          As of September 30, 1999, our executive officers and directors had the power to vote approximately 28% of the voting power of the outstanding common stock. As a result, they will be able to significantly affect the outcome of any corporate transaction or other matter submitted to a vote of our stockholders, and they may be able to prevent or cause a change in control of our company.


OUR BUSINESS IS HIGHLY REGULATED AND COULD SUBJECT US TO
ENFORCEMENT ACTIONS AND MATERIAL LIMITATIONS ON OUR OPERATIONS.

          We operate in highly regulated industries and are subject to regulation by federal, state and local government agencies. We must obtain licenses or permits from and comply with operating and security standards of the United States Drug Enforcement Administration, the Food and Drug Administration, the Nuclear Regulatory Commission, the Department of Transportation and numerous state agencies. If we fail to comply with these laws and regulations, we could be subject to significant civil and other penalties that could have a material adverse effect on our business, financial condition, results of operations or cash flows.


OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE
SIGNIFICANTLY.

          The market price of our common stock may fluctuate.
This may occur in response to various factors and events, including, among other things:

          -- the depth and liquidity of the trading market for our common stock;

          -- quarterly variations in actual or anticipated operating results;

          -- growth rates;

          -- changes in estimates by analysts;

          -- announcements by competitors;

          -- regulatory actions; and

          -- general economic conditions.

          In addition, the stock market has from time to time experienced significant price and volume fluctuations which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. The occurrence of any of these events could result in a material decline in the price of our common stock.


ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND
INDIANA LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY
THINK ARE IN THEIR BEST INTERESTS.

          Our Restated Articles of Incorporation and By-Laws contain provisions that may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock, and the voting and other rights of the holders of our common stock. These provisions include:

          -- removal of directors only for cause and only upon approval of a majority of the outstanding shares of common stock;

          -- requiring stockholders representing 25% of the voting power to call a special meeting of stockholders;

          -- the ability to issue additional shares of our common stock or preferred stock without stockholder approval; and

          -- advance notice requirements for raising business or making nominations at stockholders' meetings.

          The Indiana corporation law contains business combination provisions that, in general, prohibit for five years any business combination with a beneficial owner of 10% or more of our common stock unless the holder's acquisition of the stock was approved in advance by our board of directors. The Indiana corporation law also contains control share acquisition provisions that limit the ability of certain stockholders to vote their shares unless their control share acquisition was approved in advance.


                         USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.


                      SELLING STOCKHOLDERS

          The following table sets forth certain information regarding ownership of shares of our common stock by the selling stockholders as of the effective date of this prospectus, including the shares being offered by this prospectus. We believe that each of the selling stockholders has sole voting and investment power with respect to the shares listed opposite that selling stockholder's name below. All of the shares of common stock being offered by this prospectus were issued in connection with the acquisition by us of Central Pharmacy Services, Inc., a Georgia corporation, on August 31, 1999, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of that act. The registration statement of which this prospectus is a part was filed pursuant to the definitive agreement relating to that acquisition.

   Selling    Number of Shares of  Number of   Shares of
Stockholders     Common Stock      Shares of Common Stock
              Beneficially Owned    Common   Beneficially
             Prior to Offering (1)   Stock       Owned
                                    Offered      After
                                    Hereby   Offering (1)
                                                Number    Percent
G. Kendall Forbes (2)     185,783    172,592     13,191       *
Tony R. Walters (2)(3)    166,576     66,630     99,946       *
Russell S. Roberts         23,795     17,728      6,067       *
Stephen B. Curet (2)      158,794    158,794        0         *
Keith R. Krogsgard         20,392     13,797      6,595       *
Billy Clifton Osbon, Jr.    2,638      2,638        0         *
Patricia Howard             6,595      2,638      3,957       *
Fred P. Burke (2)         371,434     71,648     299,786      *
David F. Bellet            24,746     24,746        0         *
Noro-Mosely               730,047    730,047        0         *
Partners II, L.P.
Kitty Hawk Capital        371,196    371,196        0         *
Limited Partnership, II
Private Investment        494,929    494,929        0         *
Consortium, Ltd.
Premier Venture           185,598    185,598        0         *
Capital Corporation
Louisiana Fund            185,598    185,598        0         *
Corporation
        Total           2,928,121  2,498,579     429,542


* The number of shares indicated does not exceed one percent of the number of shares of common stock outstanding.

   (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each Selling Shareholder named in the table above has sole voting and investment power with respect to the shares set forth opposite such Selling Shareholder's name.

   (2) This person served as a director or executive officer of Central Pharmacy within the last three years.

   (3) Mr. Walters is the owner of certain real property leased by Central Pharmacy for $14,400 annually.



                      PLAN OF DISTRIBUTION

          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from any selling stockholder as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

          The selling stockholders will act independently of Bindley Western in making decisions with respect to the timing, manner and size of each sale, subject to certain daily volume limitations in any open market sales other than in block trades or in a firm commitment underwritten offering. These sales may be made at prices and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions, including pursuant to one or more of the following methods:

<circle>  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

<circle>  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

<circle>  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

<circle>  distribution on the New York Stock Exchange in
          accordance with the rules of the NYSE; and

<circle>  in privately negotiated transactions.

          In connection with distributions of the shares or otherwise, any selling stockholder may:

<circle>  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

<circle>  sell the shares short and redeliver the shares to close out such short positions;

<circle>  enter into option or other transactions with broker-
          dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

<circle>  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

          In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

          In effecting sales, broker-dealers or agents engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from a selling stockholder, in amounts to be negotiated immediately prior to the sale.

          In offering the shares covered by this prospectus, a selling stockholder, and any broker-dealers and any other participating broker-dealers who execute sales for a selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by a selling stockholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

          In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

          Upon being notified by a selling stockholder that any material arrangement had been entered into with a broker-dealer for the sale of shares through a block trade, special offerings, exchange distribution or secondary distribution or purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

<circle>  the number of shares being offered;

<circle>  the terms of the offering, including the name of any underwriter, dealer or agent;

<circle>  the purchase price paid by any underwriter;

<circle>  any discount, commission and other underwriter
          compensation;

<circle>  any discount, commission or concession allowed or
          reallowed or paid to any dealer; and

<circle>  the proposed selling price to the public.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

          We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer on broker-dealer that participants in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

          We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earliest of: (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement; (ii) the completion of any firm commitment underwritten offering; and (iii) May 31, 2000, subject to extension.


                          LEGAL MATTERS

          The validity of the common stock offered by this prospectus will be passed upon by Baker & Daniels, Indianapolis, Indiana.


                             EXPERTS

          The audited historical consolidated financial statements of Bindley Western Industries, Inc. as of December 31, 1998 and 1997 and for the three year period ended December 31, 1998, incorporated in this Prospectus and Registration Statement by reference to the Report on Form 8-K of Bindley Western Industries, Inc. dated November 17, 1999, except as they relate to Central Pharmacy Services, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to the consolidated financial statements of Central Pharmacy Services, Inc., have been audited by Ernst and Young LLP, independent auditors, as set forth in their report dated March 15, 1999, except for Note 4 as to which the date is April 8, 1999, whose reports are incorporated herein by reference. Such financial statements have been so incorporated in reliance on those reports of such independent accountants and auditors given on the authority of such firms as experts in auditing and accounting.


               WHERE YOU CAN FIND MORE INFORMATION

          Federal securities law requires Bindley Western to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, Bindley Western files annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

          -- New York Regional Office, Seven World Trade
             Center, Suite 1300, New York, New York  10048; and

          -- Chicago Regional Office, Citicorp Center, 500
             West Madison Street, Suite 1400, Chicago, Illinois
             60661.

          You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that, like Bindley Western, file information electronically with the Commission.

          The Commission allows Bindley Western to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information we've included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the Registration Statement that contains this prospectus and before the time that all the securities offered by this prospectus are sold or this offering is otherwise ended. This prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-______________).

FILINGS                         PERIOD

Annual Report on Form 10-K      Year ended December 31, 1998

Quarterly Report on Form 10-Q   Quarter ended March 31, 1999
                                Quarter ended June 30, 1999
                                Quarter ended September 30, 1999

Current Report on Form 8-K      Filed January 4, 1999
                                Filed August 23, 1999
                                Filed November 17, 1999

Proxy Statement                 Filed March 29, 1999

The description of Bindley Western common stock set forth in the Registration Statement on Form 8-A (File No. 1-11519), filed with the Commission on July 24, 1995, including any amendment or report filed with the Commission for the purpose of updating such description.

          You can request a free copy of these filings by writing or calling us at the following address:

                Bindley Western Industries, Inc.
                        8909 Purdue Road
                  Indianapolis, Indiana  46268
                Attention:  Michael D. McCormick
                         (317) 704-4000

          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus, any supplement to this prospectus or in any document we incorporate by reference, is accurate at any date other than the date indicated on the cover page of these documents.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. The sale and distribution of the securities being registered hereby are being offered for the account of certain security holders of the Registrant, and the Registrant will pay all costs and expenses payable in connection with such sale and distribution other than any sales, broker's or underwriting commissions or fees and expenses of the security holders' counsel. All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM                              AMOUNT

Registration fee                $10,311.00
Blue Sky fees and expenses            N/A
Printing and engraving expenses  10,000.00
Legal fees and expenses          20,000.00
Accounting fees and expenses     10,000.00
Miscellaneous                     2,689.00
             Total              $53,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their service as a director or officer of the corporation.

        As permitted by the Indiana Business Corporation Law, the Registrant's Restated Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

        The rights of indemnification provided by the Restated Articles of Incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the Restated Articles of Incorporation, the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

        In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.


ITEM 16. EXHIBITS

        The list of exhibits is incorporated by reference to the Index to Exhibits beginning on page E-1.


ITEM 17. UNDERTAKINGS

        1.   The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section
             10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             Provided, however, that paragraphs (a)(i) and
          (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        4.   The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 16{th} day of November, 1999.


                             BINDLEY WESTERN INDUSTRIES, INC.


                        By:   /S/  WILLIAM E. BINDLEY

                            William E. Bindley
                            CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes each of William E. Bindley and Michael D. McCormick, each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement and any such subsequent registration statement as the Registrant deems appropriate, and appoints each of William E. Bindley and Michael D. McCormick, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and any such subsequent registration statement and to file same, with exhibits thereto, and other documents in connection therewith.

        Pursuant  to  the requirements of the Securities  Act  of
1933,  this  Registration   Statement  has  been  signed  by  the
following persons in their respective capacities indicated on November 16, 1999.

SIGNATURE                          Title
/S/ WILLIAM E. BINDLEY     Chairman of the Board,
                           Chief Executive Officer and
                           Director (Principal Executive Officer)
William E.Bindley


/S/ THOMAS J. SALENTINE    Executive Vice President, Chief
                           Financial Officer and Director
                           (Principal Financial and Accounting
                           Officer)
Thomas J. Salentine

/S/ WILLIAM F. BINDLEY, II   Director
William F. Bindley, II

/S/ KEITH W. BURKS           Director
Keith W. Burks

/S/ SETH B. HARRIS           Director
Seth B. Harris

/S/ ROBERT L. KOCH II        Director
Robert L. Koch II

/S/ MICHAEL D. McCORMICK     Director
Michael D. McCormick

/S/ J. TIMOTHY McGINLEY      Director
J. Timothy McGinley

/S/ JAMES K. RISK III        Director
James K. Risk III

/S/ K. CLAY SMITH            Director
K. Clay Smith

/S/ CAROLYN Y. WOO           Director
Carolyn Y. Woo

                        INDEX TO EXHIBITS

                          DOCUMENT DESCRIPTION
EXHIBIT
NUMBER
  4.1    (1)       (i) Amended and Restated Articles of
                   Incorporation of the Registrant.

         (2)       (ii) Amendment to Restated Articles of
                   Incorporation increasing number of authorized shares.

         (3)       (iii) Amendment to Restated Articles of
                   Incorporation establishing terms of Class A
                   Preferred Stock.

         (4)       (iv) Amendment to Restated Articles of
                   Incorporation increasing number of authorized shares.

         (5)       (v) Amendment to Restated Articles of
                   Incorporation increasing number of authorized
                   shares.
  4.2    (6)       Restated By-Laws of the Registrant, as
                   amended to date.
  4.3    (7)       Third Amended and Restated Credit Agreement
                   dated as of December 28, 1998, by and among
                   the Registrant, NationsBank, N.A., The Bank
                   of Tokyo-Mitsubishi, Ltd., KeyBank National
                   Association, SunTrust Bank Central Florida,
                   N.A., National City Bank of Indiana, Fifth
                   Third Bank, Indiana (f/k/a The Fifth Third
                   Bank of Central Indiana), The Northern Trust
                   Company, NBD Bank, N.A., and Bank One,
                   Indiana, NA, as agent.
  4.4    (8)       Receivables Purchase Agreement, dated as of
                   December 28, 1998, among Bindley Western
                   Funding Corporation, Falcon Asset
                   Securitization Corporation, NBD Bank, N.A.,
                   KeyBank National Association, Comerica Bank,
                   NationsBank, N.A., Fifth Third Bank, Indiana,
                   National City Bank of Indiana and The First
                   National Bank of Chicago, as Agent.
   5               Opinion of Baker & Daniels.
 23.1              Consent of PricewaterhouseCoopers LLP.
 23.2              Consent of Ernst & Young LLP.
 23.3              Consent  of  Baker  &  Daniels  (contained in
                   Exhibit 5).
  24               Power  of  Attorney  (included  on  signature
                   page).

__________

(1) The copy of this exhibit filed as Exhibit 3-A(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 is incorporated herein by reference.

(2) The copy of this exhibit filed as Exhibit 4(a)(ii) to the Registrant's Registration Statement on Form S-3
          (Registration No. 33-45965) is incorporated herein by reference.

(3) The copy of this exhibit filed as Exhibit 1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992 is incorporated herein by reference.

(4) The copy of this exhibit filed as Exhibit 4.1(iv) to the Registrant's Registration Statement on Form S-8
          (Registration No. 333-57975) is incorporated herein by reference.

(5) The copy of this exhibit filed as Exhibit 4 to the Registrant's Current Report on Form 8-K dated June 11,
          1999, is incorporated herein by reference.

(6) The copy of this exhibit filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-8
          (Registration No. 333-57975) is incorporated herein by reference.

(7) The copy of this exhibit filed as Exhibit 4-A to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

(8) The copy of this exhibit filed as Exhibit 4-B to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.